Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2021 FOURTH QUARTER AND FULL YEAR RESULTS
CHICAGO, IL, January 18, 2022 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the fourth quarter and full year of 2021. Net income applicable to common shares for the fourth quarter of 2021 was $44 million, or $0.39 per diluted common share, compared to $50 million, or $0.44 per diluted common share, for the third quarter of 2021, and $37 million, or $0.33 per diluted common share, for the fourth quarter of 2020. For the full year of 2021, the Company reported net income applicable to common shares of $182 million, or $1.60 per diluted common share, compared to $98 million, or $0.87 per diluted common share, for the year ended December 31, 2020.
Comparative results for all periods were impacted by the timing of costs related to acquisitions. In addition, certain periods were impacted by retail and balance sheet optimization strategies, and securities gains, as well as the Company's response to the COVID-19 pandemic (the "pandemic") and federal, state and local responses to the pandemic. To facilitate comparisons between periods, adjustments to reported results have been made to reflect these impacts. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
•Improved diluted EPS to $0.39 for the fourth quarter of 2021 and $1.60 for the full year of 2021, up 18% and 84% from the same periods in 2020; down 5% and up 44% on an adjusted(1) basis, respectively.
◦Generated total revenue of $183 million for the fourth quarter of 2021 and $751 million for the full year of 2021, both up 4% from the same periods in 2020.
▪Net interest income and margin down 6% and 39 basis points ("bps"), respectively, from the fourth quarter of 2020 and down 2% and 27 bps from the full year of 2020, reflective of the lower interest rate environment and elevated liquidity.
▪Fee-based revenues up 1% and 15% from the fourth quarter of 2020 and full year of 2020, respectively.
◦Controlled noninterest expense to average assets of 2.18% for the fourth quarter of 2021 and 2.21% for the full year of 2021, down 7 bps and 17 bps from the same periods in 2020.
•Grew total loans to $15 billion, up 3% from the prior year, excluding PPP loans.
•Increased total average deposits to $17 billion for both the fourth quarter and full year of 2021, up 10% and 13% from the same periods in 2020.
•Established the allowance for credit losses ("ACL") at $210 million, or 1.45% of total loans, excluding PPP loans, compared to 1.77% at December 31, 2020, reflective of improving credit environment.
◦Lowered non-performing assets and performing loans classified as substandard and special mention 21% and 16%, respectively, compared to December 31, 2020.
◦Reduced net loan charge-offs ("NCOs") to average loans to 0.05% for the fourth quarter of 2021 and 0.23% for the full year of 2021, compared to 0.12% and 0.24% for the same periods in 2020, excluding purchased credit deteriorated ("PCD") and PPP loans.
•Generated 67 bps of Tier 1 capital to risk-weighted assets during 2021, ending the year at 12.2%, largely reflective of higher retained earnings.
"The best of First Midwest was once again on display throughout 2021," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "The year's financial results were strong, reflecting solid operating performance. I am extremely proud of our 2,000 colleagues who represent First Midwest each day. Amid the demands of an ongoing health crisis and challenging operating environment, they have remained agile and focused – all while working tirelessly to help support our clients, communities, and each other."
Mr. Scudder continued, "We are very encouraged and excited about what lies ahead for our Company. Strong capital levels and a highly engaged team provide operating flexibility as we see economic recovery and growing opportunities for business expansion. As we look to our future, our ongoing integration planning efforts relative to our announced business combination with Old National Bank are on pace and in line with our expectations. This combination will see us grow to become one of the Midwest’s largest commercial banks and position us well for continued expansion, investment, and innovation in talent, capabilities, and services – all to the benefit of our clients, colleagues, communities and stockholders."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

PENDING MERGER
First Midwest and Old National Bancorp
On June 1, 2021, the Company and Old National Bancorp ("Old National"), the holding company for Old National Bank, jointly announced that they entered into a definitive merger agreement to combine in an all-stock merger of equals transaction to create a premier Midwestern bank with approximately $45 billion of combined assets. The merger agreement provides for a fixed exchange ratio whereby holders of First Midwest common stock will receive 1.1336 shares of Old National common stock for each share of First Midwest common stock they own. The merger agreement has been unanimously approved by the boards of directors of both companies, and has also been approved by approximately 99% of the votes cast at each company's respective shareholder meeting.
As of the date of announcement, the overall transaction was valued at approximately $6.5 billion. On August 19, 2021, the Office of the Comptroller of the Currency approved the application for the merger of First Midwest Bank and Old National Bank. Completion of the merger remains subject to regulatory approval by the Board of Governors of the Federal Reserve System and certain other customary closing conditions set forth in the merger agreement.

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$2,122,042	$1,462	0.27	$1,672,005	$1,222	0.29	$1,244,999	$930	0.30
Securities(1)	3,308,840	18,711	2.26	3,265,812	16,189	1.98	3,164,310	17,051	2.16
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	106,096	867	3.27	106,759	852	3.19	123,287	1,342	4.35
Loans, excluding PPP loans(1)	14,308,310	122,879	3.41	14,364,785	127,631	3.53	13,335,154	126,474	3.77
PPP loans(1)	317,553	5,119	6.40	549,380	9,772	7.06	1,013,511	15,195	5.96
Total loans(1)	14,625,863	127,998	3.47	14,914,165	137,403	3.66	14,348,665	141,669	3.93
Total interest-earning assets(1)	20,162,841	149,038	2.94	19,958,741	155,666	3.10	18,881,261	160,992	3.39
Cash and due from banks	286,846			277,720			252,268
Allowance for loan losses	(208,048)			(215,395)			(246,278)
Other assets	1,805,033			1,878,494			1,995,074
Total assets	$22,046,672			$21,899,560			$20,882,325
Liabilities and Stockholders' Equity
Savings deposits	$2,825,792	125	0.02	$2,785,816	124	0.02	$2,436,930	109	0.02
NOW accounts	3,165,689	280	0.04	3,213,637	275	0.03	2,774,989	277	0.04
Money market deposits	3,316,492	510	0.06	3,211,355	549	0.07	2,923,881	694	0.09
Time deposits	1,736,197	1,702	0.39	1,800,493	1,915	0.42	2,047,260	3,131	0.61
Borrowed funds	1,288,778	3,143	0.97	1,281,968	3,146	0.97	1,661,731	4,158	1.00
Senior and subordinated debt	235,490	3,467	5.84	235,284	3,467	5.85	234,669	3,482	5.90
Total interest-bearing liabilities	12,568,438	9,227	0.29	12,528,553	9,476	0.30	12,079,460	11,851	0.39
Demand deposits	6,411,550			6,272,903			5,753,600
Total funding sources	18,979,988		0.19	18,801,456		0.20	17,833,060		0.26
Other liabilities	336,533			364,576			373,854
Stockholders' equity	2,730,151			2,733,528			2,675,411
Total liabilities and stockholders' equity	$22,046,672			$21,899,560			$20,882,325
Tax-equivalent net interest income/margin(1)		139,811	2.75		146,190	2.91		149,141	3.14
Tax-equivalent adjustment		(1,035)			(994)			(1,030)
Net interest income (GAAP)(1)		$138,776			$145,196			$148,111
Impact of acquired loan accretion(1)		$5,684	0.11		$6,231	0.12		$7,603	0.16
Tax-equivalent net interest income/ margin, adjusted(1)		$134,127	2.64		$139,959	2.79		$141,538	2.98
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the fourth quarter of 2021 decreased by 4.4% from the third quarter of 2021 and was down 6.3% from the fourth quarter of 2020. Net interest income compared to both prior periods was impacted by a decrease in interest income and fees on PPP loans, as well as lower yields on loans and acquired loan accretion, partially offset by higher income on equity securities held in a grantor trust under our deferred compensation plan, which are substantially offset by the corresponding obligation to participants within total salaries and employee benefits. In addition, loan growth and lower cost of funds partially offset the decrease compared to the fourth quarter of 2020.
Acquired loan accretion contributed $5.7 million, $6.2 million, and $7.6 million to net interest income for the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020, respectively.
Tax-equivalent net interest margin for the current quarter was 2.75%, decreasing by 16 basis points from the third quarter of 2021 and 39 basis points from the fourth quarter of 2020. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.64%, down 15 basis points from the third quarter of 2021 and 34 basis points from the fourth quarter of 2020. Compared to both prior periods tax-equivalent net interest margin decreased due primarily to lower PPP loan income and yields on loans, excluding PPP loans, as well as a higher balance of other interest-earning assets from growth in commercial deposits compared to the third quarter of 2021 and PPP loan funds and other government stimuli compared to the fourth quarter of 2020. Higher income on equity securities held in a grantor trust under our deferred compensation plan and lower cost of funds partially offset the decrease compared to both prior periods.
For the fourth quarter of 2021, total average interest-earning assets increased by $204.1 million from the third quarter of 2021 and increased $1.3 billion from the fourth quarter of 2020. The increase compared to both prior periods resulted primarily from a higher balance of other interest-earning assets due to deposit growth, partially offset by lower PPP loan funds. In addition, compared to the fourth quarter of 2020, loan growth contributed to the increase in interest-earning assets.
Total average funding sources for the fourth quarter of 2021 increased by $178.5 million from the third quarter of 2021 and $1.1 billion from the fourth quarter of 2020. The increase compared to the third quarter of 2021 was impacted by growth in commercial deposits, partially offset by the seasonal outflows of municipal deposits. Compared to the fourth quarter of 2020, the increase was driven by higher customer balances resulting from PPP funds and other government stimuli, partially offset by a decrease in FHLB advances.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Wealth management fees	$14,246	$14,820	$13,548	(3.9)	5.2
Service charges on deposit accounts	12,149	11,496	10,811	5.7	12.4
Mortgage banking income	6,149	6,664	9,191	(7.7)	(33.1)
Card-based fees, net	4,451	4,992	4,530	(10.8)	(1.7)
Capital market products income	1,462	1,333	659	9.7	121.9
Other service charges, commissions, and fees	3,775	2,832	2,993	33.3	26.1
Total fee-based revenues	42,232	42,137	41,732	0.2	1.2
Other income	2,247	3,043	3,550	(26.2)	(36.7)
Swap termination costs	—	—	(17,567)	N/M	N/M
Total noninterest income	$44,479	$45,180	$27,715	(1.6)	60.5
N/M – Not meaningful.
Total noninterest income of $44.5 million was down 1.6% and up 60.5% from the third quarter of 2021 and the fourth quarter of 2020, respectively. Excluding the impact of swap termination costs in the fourth quarter of 2020, total noninterest income decreased 1.8%. Wealth management fees decreased compared to a record third quarter of 2021 due to seasonality and increased compared to the fourth quarter of 2020 due to positive market performance and continued sales of fiduciary and investment advisory services to new and existing customers. The increase in service charges on deposit accounts compared to the third quarter of 2021 was due primarily to seasonality, whereas the increase from the fourth quarter of 2020 resulted from the impact of higher transaction volumes.
Mortgage banking income for the fourth quarter of 2021 resulted from sales of $179.1 million of 1-4 family mortgage loans in the secondary market compared to $199.9 million in the third quarter of 2021 and $275.6 million in the fourth quarter of 2020. In addition, mortgage banking income for the fourth quarter of 2021 was impacted by decreases in market pricing on sales of 1-4 family mortgage loans compared to the same period in 2020.
Capital market products income increased compared to both prior periods as a result higher levels of sales to corporate clients in light of market conditions. Other service charges, commissions, and fees for the fourth quarter of 2021 was elevated as a result of sales of loans at gains. Other income compared to both prior periods was impacted by lower fair value adjustments on equity securities as a result of the market environment, partially offset by benefit settlements on bank-owned life insurance. In addition, other income for the third quarter of 2021 was elevated as a result of net gains from the disposition of branch properties and other miscellaneous items.
During the fourth quarter of 2020, the Company terminated longer term interest rate swaps with notional amounts of $510 million due to excess liquidity and in response to market conditions. As a result of this transaction, $17.6 million of pre-tax losses on swap terminations were recorded in the same period.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Salaries and employee benefits:
Salaries and wages	$56,334	$51,503	$55,950	9.4	0.7
Retirement and other employee benefits	11,112	10,924	10,430	1.7	6.5
Total salaries and employee benefits	67,446	62,427	66,380	8.0	1.6
Net occupancy and equipment expense	13,550	14,198	14,002	(4.6)	(3.2)
Technology and related costs	10,468	10,742	11,005	(2.6)	(4.9)
Professional services	7,620	6,991	8,424	9.0	(9.5)
Advertising and promotions	2,853	3,168	1,850	(9.9)	54.2
Net other real estate owned ("OREO") expense	442	(4)	106	N/M	317.0
Other expenses	14,565	15,616	12,851	(6.7)	13.3
Acquisition and integration related expenses	3,945	2,916	1,860	35.3	112.1
Optimization costs	—	—	1,493	N/M	N/M
Total noninterest expense	$120,889	$116,054	$117,971	4.2	2.5
Acquisition and integration related expenses	(3,945)	(2,916)	(1,860)	35.3	112.1
Optimization costs	—	—	(1,493)	N/M	N/M
Total noninterest expense, adjusted(1)	$116,944	$113,138	$114,618	3.4	2.0
N/M – Not meaningful.
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense increased 4.2% and 2.5% compared to the third quarter of 2021 and fourth quarter of 2020, respectively. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. In addition, the fourth quarter of 2020 was impacted by optimization costs. Excluding these items, noninterest expense for the fourth quarter of 2021 was $116.9 million, up 3.4% and 2.0% from the third quarter of 2021 and fourth quarter of 2020, respectively. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans, was 2.14% for the fourth quarter of 2021, up 4 basis points from the third quarter of 2021 and down 15 basis points from the fourth quarter of 2020.
The increase in salaries and employee benefits compared to both prior periods was driven primarily by higher compensation accruals and deferred compensation plan obligations due to income on the respective equity securities held in a grantor trust. Compared to the fourth quarter of 2020, the increase in salaries and employee benefits was impacted by merit increases, partially offset by the ongoing benefits of optimization strategies. Net occupancy expense decreased compared to both prior periods as a result of lower maintenance costs. Professional services expense increased compared to the third quarter of 2021 due mainly to higher loan related fees associated with 1-4 family mortgage production. Compared to the fourth quarter of 2020, professional services expense decreased due primarily to lower loan remediation costs. Advertising and promotions expense increased compared to the fourth quarter of 2020 due to the timing of certain costs related to marketing campaigns. Other expenses decreased compared to the third quarter of 2021 as a result of lower other miscellaneous expenses. Compared to the fourth quarter of 2020, other expenses increased due primarily to higher servicing fees from purchases of consumer loans.
Optimization costs of $1.5 million for the fourth quarter of 2020, primarily include valuation adjustments related to locations identified for closure, modernization of our ATM network, advisory fees, employee severance, and other expenses associated with locations identified for closure.
Acquisition and integration related expenses for the fourth and third quarters of 2021 resulted from the pending merger with Old National. Acquisition and integration related expenses for the fourth quarter of 2020 resulted from the acquisition of Park Bank, which closed in the first quarter of 2020.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Commercial and industrial	$4,834,332	$4,705,458	$4,578,254	2.7	5.6
Agricultural	327,873	349,159	364,038	(6.1)	(9.9)
Commercial real estate:
Office, retail, and industrial	1,746,944	1,765,592	1,861,768	(1.1)	(6.2)
Multi-family	1,120,748	1,082,941	872,813	3.5	28.4
Construction	588,247	595,204	612,611	(1.2)	(4.0)
Other commercial real estate	1,275,906	1,408,955	1,481,976	(9.4)	(13.9)
Total commercial real estate	4,731,845	4,852,692	4,829,168	(2.5)	(2.0)
Total corporate loans, excluding PPP loans	9,894,050	9,907,309	9,771,460	(0.1)	1.3
PPP loans	230,687	384,100	785,563	(39.9)	(70.6)
Total corporate loans	10,124,737	10,291,409	10,557,023	(1.6)	(4.1)
Home equity	565,443	591,126	761,725	(4.3)	(25.8)
1-4 family mortgages	3,418,059	3,332,732	3,022,413	2.6	13.1
Installment	557,252	573,465	410,071	(2.8)	35.9
Total consumer loans	4,540,754	4,497,323	4,194,209	1.0	8.3
Total loans	$14,665,491	$14,788,732	$14,751,232	(0.8)	(0.6)
Total loans includes loans originated under the PPP loan program, which totaled $230.7 million, $384.1 million, and $785.6 million as of December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Excluding these loans, total loans were up 1% annualized from September 30, 2021 and 3% from December 31, 2020. Compared to both prior periods, strong production and line usage within our sector-based lending businesses drove the increase in corporate loan growth, excluding PPP loans. Middle market businesses also contributed to this growth compared to December 31, 2020. Production was partially offset by higher paydowns and prepayments due to excess borrower liquidity as a result of the pandemic and the impact of certain customers selling their commercial business or investment real estate properties, as well as refinancing with institutions offering loan terms outside of our credit parameters.
Consumer loans compared to both prior periods were impacted by purchases of 1-4 family mortgages, as well as strong production in the 1-4 family mortgages portfolio, which was partially offset by higher prepayments. In addition, consumer loans compared to December 31, 2020 were impacted by purchases of installment loans.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of or for the Quarters Ended			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
ACL, excluding PCD loans	$190,510	$195,903	$215,915	(2.8)	(11.8)
PCD loan ACL	19,352	18,963	31,127	2.1	(37.8)
Total ACL	$209,862	$214,866	$247,042	(2.3)	(15.1)
Provision for credit losses	$(2,924)	$—	$10,507	N/M	(127.8)
ACL to total loans	1.43%	1.45%	1.67%
ACL to total loans, excluding PPP loans(1)	1.45%	1.49%	1.77%
ACL to non-accrual loans	205.79%	243.94%	173.33%
N/M – Not meaningful.
(1) This ratio excludes PPP loans that are fully guaranteed by the Small Business Administration ("SBA"). As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.

The ACL was $209.9 million or 1.43% of total loans as of December 31, 2021, decreasing $5.0 million from September 30, 2021 and $37.2 million compared to December 31, 2020. Excluding the impact of PPP loans, ACL to total loans was 1.45% as of December 31, 2021, compared to 1.49% and 1.77% as of September 30, 2021 and December 31, 2020, respectively. The decrease from both prior periods reflects an improving credit environment as well as net charge-offs on PCD loans that previously had an ACL established upon acquisition.

Asset Quality
(Dollar amounts in thousands)

	As of			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Non-accrual loans, excluding PCD loans(1)	$80,920	$64,166	$109,957	26.1	(26.4)
Non-accrual PCD loans	21,059	23,917	32,568	(11.9)	(35.3)
Total non-accrual loans	101,979	88,083	142,525	15.8	(28.4)
90 days or more past due loans, still accruing interest(1)	927	1,293	4,395	(28.3)	(78.9)
Total non-performing loans, ("NPLs")	102,906	89,376	146,920	15.1	(30.0)
Accruing troubled debt restructurings ("TDRs")	534	539	813	(0.9)	(34.3)
Foreclosed assets(2)	25,837	26,375	16,671	(2.0)	55.0
Total non-performing assets ("NPAs")	$129,277	$116,290	$164,404	11.2	(21.4)
30-89 days past due loans	$34,430	$30,718	$40,656	12.1	(15.3)
Special mention loans(3)	$314,772	$330,218	$409,083	(4.7)	(23.1)
Substandard loans(3)	325,520	351,192	357,219	(7.3)	(8.9)
Total performing loans classified as substandard and special mention(3)	$640,292	$681,410	$766,302	(6.0)	(16.4)
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.70%	0.60%	0.97%
Non-accrual loans to total loans, excluding PPP loans(1)(4)	0.71%	0.61%	1.02%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(4)	0.57%	0.45%	0.80%
Non-performing loans to total loans:
NPLs to total loans	0.70%	0.60%	1.00%
NPLs to total loans, excluding PPP loans(1)(4)	0.71%	0.62%	1.05%
NPLs to total loans, excluding PCD and PPP loans(1)(4)	0.57%	0.46%	0.83%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	0.88%	0.78%	1.11%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(4)	0.89%	0.81%	1.18%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(4)	0.76%	0.65%	0.96%
Performing loans classified as substandard and special mention to corporate loans:
Performing loans classified as substandard and special mention to corporate loans(3)	6.32%	6.62%	7.26%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(3)	6.47%	6.88%	7.84%
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(2) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(3) Performing loans classified as substandard and special mention excludes accruing TDRs.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NPAs represented 0.88% of total loans and foreclosed assets at December 31, 2021 compared to 0.78% and 1.11% at September 30, 2021 and December 31, 2020, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.76% at December 31, 2021, compared to 0.65% at September 30, 2021 and 0.96% at December 31, 2020. The increase compared to September 30, 2021 is reflective of normal fluctuations that occur on a quarterly basis. The decrease compared to December 31, 2020 is due primarily to an improving credit environment as well as one corporate loan relationship transferred from non-accrual loans to foreclosed assets during the first nine months of 2021.

Performing loans classified as substandard and special mention decreased to $640.3 million at December 31, 2021 from $681.4 million and $766.3 million at September 30, 2021 and December 31, 2020, respectively. The decrease from both prior periods was driven by an improving credit environment.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2021	% of Total	September 30, 2021	% of Total	December 31, 2020	% of Total
Net loan charge-offs(1)
Commercial and industrial	$(39)	(1.9)	$5,002	59.8	$3,536	33.6
Agricultural	122	5.9	(37)	(0.4)	1,779	16.9
Commercial real estate:
Office, retail, and industrial	(7)	(0.3)	556	6.7	1,701	16.1
Multi-family	85	4.1	1	—	19	0.2
Construction	189	9.1	986	11.8	140	1.3
Other commercial real estate	261	12.5	829	9.9	916	8.7
Consumer	1,469	70.6	1,023	12.2	2,448	23.2
Total NCOs	$2,080	100.0	$8,360	100.0	$10,539	100.0
Less: NCOs on PCD loans(2)	(327)	15.7	(1,757)	21.0	(6,488)	61.6
Total NCOs, excluding PCD loans(2)	$1,753		$6,603		$4,051
Total recoveries included above	$2,254		$3,397		$2,588
Quarter-to-Date(1)(3):
Net charge-offs to average loans	0.06%		0.22%		0.29%
Net charge-offs to average loans, excluding PPP loans(2)(4)	0.06%		0.23%		0.31%
Net charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.05%		0.18%		0.12%
Year-to-Date(1)(3):
Net charge-offs to average loans	0.27%		0.35%		0.36%
Net charge-offs to average loans, excluding PPP loans(2)(4)	0.29%		0.37%		0.38%
Net charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.23%		0.29%		0.24%
(1) Amounts represent charge-offs, net of recoveries.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Annualized based on the actual number of days for each period presented.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
Net loan charge-offs to average loans, annualized, were 0.06% for the fourth quarter of 2021, compared to 0.22% for the third quarter of 2021 and 0.29% for the fourth quarter of 2020. Excluding charge-offs on PCD and PPP loans on this metric, NCOs to average loans was 0.05% for the fourth quarter of 2021, down from 0.18% for the third quarter of 2021 and 0.12% for the fourth quarter of 2020. For the year ended December 31, 2021, net loan charge-offs to average loans was 0.27% compared to 0.36% for the same period in 2020. Excluding charge-offs on PCD and PPP loans, NCOs to average loans was 0.23% for 2021 and 0.24% for 2020.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			December 31, 2021 Percent Change From
	December 31, 2021	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Demand deposits	$6,411,550	$6,272,903	$5,753,600	2.2	11.4
Savings deposits	2,825,792	2,785,816	2,436,930	1.4	16.0
NOW accounts	3,165,689	3,213,637	2,774,989	(1.5)	14.1
Money market accounts	3,316,492	3,211,355	2,923,881	3.3	13.4
Core deposits	15,719,523	15,483,711	13,889,400	1.5	13.2
Time deposits	1,736,197	1,800,493	2,047,260	(3.6)	(15.2)
Total deposits	$17,455,720	$17,284,204	$15,936,660	1.0	9.5

Total average deposits were $17.5 billion for the fourth quarter of 2021, up modestly from the third quarter of 2021 and up 9.5% from the fourth quarter of 2020. The increase in total average deposits compared to the third quarter of 2021 was impacted by growth in commercial deposits, partially offset by seasonal outflows of municipal deposits. Compared to the fourth quarter of 2020, the increase in total average deposits was due to higher customer balances resulting from PPP funds and other government stimulus measures.

CAPITAL MANAGEMENT

Capital Ratios

	As of
	December 31, 2021	September 30, 2021	December 31, 2020
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.47%	14.26%	14.14%
Tier 1 capital to risk-weighted assets	12.22%	11.99%	11.55%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.74%	10.51%	10.06%
Tier 1 capital to average assets	8.97%	8.89%	8.91%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.63%	7.53%	7.67%
Tangible common equity to tangible assets, excluding PPP loans	7.72%	7.67%	7.98%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.81%	7.65%	7.54%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.90%	7.79%	7.85%
Tangible common equity to risk-weighted assets	10.24%	10.08%	9.93%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Risk-weighted regulatory capital ratios compared to all prior periods were impacted by retained earnings and the mix of risk-weighted assets. Total capital to risk-weighted assets compared to December 31, 2020 was impacted by the beginning of the five-year phase-out of Tier 2 treatment of the Company's subordinated debt. The Company elected the five-year current expected credit losses ("CECL") transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and Tier 1 capital at December 31, 2021.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the fourth quarter of 2021, which is consistent with third quarter of 2021 and the fourth quarter of 2020. This dividend represents the 156th consecutive cash dividend paid by the Company since its inception in 1983.
Press Release and Additional Information Available on Website
This press release and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the financial condition, results of operations, business plans and future performance of First Midwest. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "forecast," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit allowances or charge-offs, the timing of the pending merger of First Midwest and Old National, the failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the merger on a timely basis or at all, the possibility that the anticipated benefits of the merger are not realized when expected or at all, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, estimated synergies, cost savings and financial benefits of completed transactions, growth strategies, the inability to realize cost savings or improved revenues or to implement integration plans associated with the proposed merger with Old National and the continued or potential effects of the COVID-19 pandemic and related variants and mutations on First Midwest's business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the COVID-19 pandemic and related variants and mutations, including the continued effects on First Midwest's business, operations and employees, as well as on First Midwest's customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2020, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (all periods), optimization costs (second and first quarters of 2021 and fourth quarter of 2020), swap termination costs (fourth quarter of 2020), income tax benefits (fourth quarter of 2020), and net securities gains (full year 2020). In addition, net OREO expense is excluded from the calculation of the efficiency ratio. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes optimization costs, and acquisition and integration related expenses. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are fully guaranteed by the SBA and are expected to be forgiven if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $22 billion of assets and an additional $15 billion of wealth management assets. First Midwest Bank and its other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, mortgage, wealth management, trust and private banking products and services. The primary footprint of First Midwest's branch network and other locations is in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Period-End Balance Sheet
Assets
Cash and due from banks	$220,207	$270,020	$232,989	$223,713	$196,364
Interest-bearing deposits in other banks	1,898,865	1,654,917	1,312,412	786,814	920,880
Equity securities, at fair value	118,857	114,848	112,977	96,983	76,404
Securities available-for-sale, at fair value	3,147,220	3,212,908	3,156,194	3,195,405	3,096,408
Securities held-to-maturity, at amortized cost	8,655	10,853	11,593	11,711	12,071
FHLB and FRB stock	106,097	106,090	106,890	106,170	117,420
Loans:
Commercial and industrial	4,834,332	4,705,458	4,608,148	4,546,317	4,578,254
Agricultural	327,873	349,159	342,834	355,883	364,038
Commercial real estate:
Office, retail, and industrial	1,746,944	1,765,592	1,807,428	1,827,116	1,861,768
Multi-family	1,120,748	1,082,941	1,012,722	906,124	872,813
Construction	588,247	595,204	577,338	614,021	612,611
Other commercial real estate	1,275,906	1,408,955	1,461,370	1,463,582	1,481,976
PPP loans	230,687	384,100	705,915	1,109,442	785,563
Home equity	565,443	591,126	629,367	690,030	761,725
1-4 family mortgages	3,418,059	3,332,732	3,287,773	3,187,066	3,022,413
Installment	557,252	573,465	602,324	483,945	410,071
Total loans	14,665,491	14,788,732	15,035,219	15,183,526	14,751,232
Allowance for loan losses	(201,237)	(206,241)	(214,601)	(235,359)	(239,017)
Net loans	14,464,254	14,582,491	14,820,618	14,948,167	14,512,215
OREO	5,196	5,106	5,289	6,273	8,253
Premises, furniture, and equipment, net	120,555	123,413	125,837	129,514	132,045
Investment in bank-owned life insurance ("BOLI")	300,730	300,387	300,537	301,365	301,101
Goodwill and other intangible assets	920,599	923,383	926,176	928,974	932,764
Accrued interest receivable and other assets	467,007	473,764	513,912	473,502	532,753
Total assets	$21,778,242	$21,778,180	$21,625,424	$21,208,591	$20,838,678
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$6,191,885	$6,097,698	$6,187,478	$6,156,145	$5,797,899
Interest-bearing deposits	10,999,044	11,100,704	10,845,405	10,455,309	10,214,565
Total deposits	17,190,929	17,198,402	17,032,883	16,611,454	16,012,464
Borrowed funds	1,291,816	1,274,572	1,299,424	1,295,737	1,546,414
Senior and subordinated debt	235,588	235,383	235,178	234,973	234,768
Accrued interest payable and other liabilities	317,181	346,600	353,791	413,112	355,026
Stockholders' equity	2,742,728	2,723,223	2,704,148	2,653,315	2,690,006
Total liabilities and stockholders' equity	$21,778,242	$21,778,180	$21,625,424	$21,208,591	$20,838,678
Stockholders' equity, excluding AOCI	$2,780,521	$2,748,604	$2,710,089	$2,675,411	$2,663,627
Stockholders' equity, common	2,512,228	2,492,723	2,473,648	2,422,815	2,459,506

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Income Statement
Interest income	$148,003	$154,672	$154,000	$151,150	$159,962	$607,825	$651,318
Interest expense	9,227	9,476	9,712	10,035	11,851	38,450	71,669
Net interest income	138,776	145,196	144,288	141,115	148,111	569,375	579,649
Provision for loan losses	(2,924)	—	—	6,098	10,507	3,174	98,615
Net interest income after provision for loan losses	141,700	145,196	144,288	135,017	137,604	566,201	481,034
Noninterest Income
Wealth management fees	14,246	14,820	14,555	14,149	13,548	57,770	50,688
Service charges on deposit accounts	12,149	11,496	10,778	9,980	10,811	44,403	42,059
Mortgage banking income	6,149	6,664	6,749	10,187	9,191	29,749	21,115
Card-based fees, net	4,451	4,992	4,764	4,556	4,530	18,763	16,150
Capital market products income	1,462	1,333	1,954	2,089	659	6,838	6,961
Other service charges, commissions, and fees	3,775	2,832	2,823	2,761	2,993	12,191	10,576
Total fee-based revenues	42,232	42,137	41,623	43,722	41,732	169,714	147,549
Other income	2,247	3,043	4,647	2,081	3,550	12,018	11,633
Swap termination costs	—	—	—	—	(17,567)	—	(31,852)
Net securities gains	—	—	—	—	—	—	13,323
Total noninterest income	44,479	45,180	46,270	45,803	27,715	181,732	140,653
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	56,334	51,503	51,887	53,693	55,950	213,417	211,917
Retirement and other employee benefits	11,112	10,924	12,324	12,708	10,430	47,068	45,728
Total salaries and employee benefits	67,446	62,427	64,211	66,401	66,380	260,485	257,645
Net occupancy and equipment expense	13,550	14,198	13,654	14,752	14,002	56,154	57,081
Technology and related costs	10,468	10,742	10,453	10,284	11,005	41,947	39,822
Professional services	7,620	6,991	7,568	8,059	8,424	30,238	35,019
Advertising and promotions	2,853	3,168	2,899	1,835	1,850	10,755	10,109
Net OREO expense	442	(4)	160	589	106	1,187	1,196
Other expenses	14,565	15,616	14,670	14,735	12,851	59,586	52,503
Acquisition and integration related expenses	3,945	2,916	7,773	245	1,860	14,879	13,462
Optimization costs	—	—	31	1,525	1,493	1,556	19,869
Total noninterest expense	120,889	116,054	121,419	118,425	117,971	476,787	486,706
Income before income tax expense	65,290	74,322	69,139	62,395	47,348	271,146	134,981
Income tax expense	16,737	19,459	18,018	17,372	5,743	71,586	27,083
Net income	$48,553	$54,863	$51,121	$45,023	$41,605	$199,560	$107,898
Preferred dividends	(4,034)	(4,033)	(4,034)	(4,034)	(4,049)	(16,135)	(9,119)
Net income applicable to non- vested restricted shares	(398)	(517)	(521)	(486)	(369)	(1,922)	(984)
Net income applicable to common shares	$44,121	$50,313	$46,566	$40,503	$37,187	$181,503	$97,795
Net income applicable to common shares, adjusted(1)	47,080	52,500	52,419	41,831	49,238	193,830	133,052
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
EPS
Basic EPS	$0.39	$0.45	$0.41	$0.36	$0.33	$1.61	$0.87
Diluted EPS	$0.39	$0.44	$0.41	$0.36	$0.33	$1.60	$0.87
Diluted EPS, adjusted(1)	$0.41	$0.46	$0.46	$0.37	$0.43	$1.70	$1.18
Common Stock and Related Per Common Share Data
Book value	$22.01	$21.83	$21.67	$21.22	$21.52	$22.01	$21.52
Tangible book value	$13.95	$13.75	$13.55	$13.08	$13.36	$13.95	$13.36
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.56	$0.56
Closing price at period end	$20.48	$19.01	$19.83	$21.91	$15.92	$20.48	$15.92
Closing price to book value	0.9	0.9	0.9	1.0	0.7	0.9	0.7
Period end shares outstanding	114,128	114,167	114,177	114,196	114,296	114,128	114,296
Period end treasury shares	11,259	11,213	11,199	11,176	11,071	11,259	11,071
Common dividends	$15,792	$15,974	$15,979	$15,997	$16,017	$63,742	$64,045
Dividend payout ratio	35.90%	31.11%	34.15%	38.89%	42.42%	34.78%	64.37%
Dividend payout ratio, adjusted(1)	34.15%	30.43%	30.43%	37.84%	32.56%	32.94%	47.46%
Key Ratios/Data
Return on average common equity(2)	7.00%	7.97%	7.60%	6.70%	6.05%	7.32%	4.01%
Return on average common equity, adjusted(1)(2)	7.47%	8.32%	8.56%	6.92%	8.01%	7.82%	5.46%
Return on average tangible common equity(1)(2)	11.62%	13.17%	12.77%	11.35%	10.35%	12.24%	7.02%
Return on average tangible common equity, adjusted(1)(2)	12.36%	13.72%	14.31%	11.71%	13.53%	13.03%	9.36%
Return on average assets(2)	0.87%	0.99%	0.95%	0.87%	0.79%	0.92%	0.53%
Return on average assets, adjusted(1)(2)	0.93%	1.03%	1.06%	0.90%	1.02%	0.98%	0.70%
Loans to deposits	85.31%	85.99%	88.27%	91.40%	92.12%	85.31%	92.12%
Efficiency ratio(1)	63.22%	59.12%	59.24%	61.77%	58.90%	60.81%	60.84%
Net interest margin(2)(3)	2.75%	2.91%	2.96%	3.03%	3.14%	2.91%	3.18%
Yield on average interest-earning assets(2)(3)	2.94%	3.10%	3.16%	3.24%	3.39%	3.11%	3.57%
Cost of funds(2)(4)	0.19%	0.20%	0.21%	0.23%	0.26%	0.21%	0.41%
Noninterest expense to average assets(2)	2.18%	2.10%	2.26%	2.30%	2.25%	2.21%	2.38%
Noninterest expense, adjusted to average assets, excluding PPP loans(1)(2)	2.14%	2.10%	2.22%	2.38%	2.29%	2.21%	2.31%
Effective income tax rate	25.63%	26.18%	26.06%	27.84%	12.13%	26.40%	20.06%
Effective income tax rate, adjusted(1)	25.63%	26.18%	26.06%	27.84%	19.81%	26.40%	22.76%
Capital Ratios
Total capital to risk-weighted assets(1)	14.47%	14.26%	14.19%	14.26%	14.14%	14.47%	14.14%
Tier 1 capital to risk-weighted assets(1)	12.22%	11.99%	11.71%	11.67%	11.55%	12.22%	11.55%
CET1 to risk-weighted assets(1)	10.74%	10.51%	10.23%	10.17%	10.06%	10.74%	10.06%
Tier 1 capital to average assets(1)	8.97%	8.89%	8.85%	8.96%	8.91%	8.97%	8.91%
Tangible common equity to tangible assets(1)	7.63%	7.53%	7.48%	7.37%	7.67%	7.63%	7.67%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.81%	7.65%	7.50%	7.48%	7.54%	7.81%	7.54%
Tangible common equity to risk- weighted assets(1)	10.24%	10.08%	9.92%	9.73%	9.93%	10.24%	9.93%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Asset quality Performance Data
Non-performing assets
Commercial and industrial	$11,096	$9,952	$42,036	$59,723	$38,314	$11,096	$38,314
Agricultural	6,410	6,682	7,135	8,684	10,719	6,410	10,719
Commercial real estate:
Office, retail, and industrial	23,756	13,450	17,367	23,339	27,382	23,756	27,382
Multi-family	12,751	2,672	2,622	3,701	1,670	12,751	1,670
Construction	1,104	1,154	1,154	1,154	1,155	1,104	1,155
Other commercial real estate	11,629	13,083	14,200	15,406	15,219	11,629	15,219
Consumer	14,174	17,173	16,867	16,643	15,498	14,174	15,498
Non-accrual, excluding PCD loans	80,920	64,166	101,381	128,650	109,957	80,920	109,957
Non-accrual PCD loans	21,059	23,917	23,101	29,734	32,568	21,059	32,568
Total non-accrual loans	101,979	88,083	124,482	158,384	142,525	101,979	142,525
90 days or more past due loans, still accruing interest	927	1,293	878	5,354	4,395	927	4,395
Total NPLs	102,906	89,376	125,360	163,738	146,920	102,906	146,920
Accruing TDRs	534	539	782	798	813	534	813
Foreclosed assets(5)	25,837	26,375	26,732	13,228	16,671	25,837	16,671
Total NPAs	$129,277	$116,290	$152,874	$177,764	$164,404	$129,277	$164,404
30-89 days past due loans	$34,430	$30,718	$21,051	$30,973	$40,656	$34,430	$40,656
Allowance for credit losses
Allowance for loan losses	$201,237	$206,241	$214,601	$235,359	$239,017	$201,237	$239,017
Reserve for unfunded commitments	8,625	8,625	8,625	8,025	8,025	8,625	8,025
Total ACL	$209,862	$214,866	$223,226	$243,384	$247,042	$209,862	$247,042
Provision for loan losses	$(2,924)	$—	$—	$6,098	$10,507	$3,174	$98,615
Net charge-offs by category
Commercial and industrial	$(39)	$5,002	$14,733	$1,740	$3,536	$21,436	$18,421
Agricultural	122	(37)	—	363	1,779	448	3,389
Commercial real estate:
Office, retail, and industrial	(7)	556	3,878	4,377	1,701	8,804	6,455
Multi-family	85	1	2	(5)	19	83	33
Construction	189	986	208	—	140	1,383	7,635
Other commercial real estate	261	829	459	371	916	1,920	2,852
Consumer	1,469	1,023	1,478	2,910	2,448	6,880	12,534
Total NCOs	$2,080	$8,360	$20,758	$9,756	$10,539	$40,954	$51,319
Less: NCOs on PCD loans	(327)	(1,757)	(4,337)	(2,107)	(6,488)	(8,528)	(18,964)
Total NCOs, excluding PCD loans	$1,753	$6,603	$16,421	$7,649	$4,051	$32,426	$32,355
Total recoveries included above	$2,254	$3,397	$2,869	$1,561	$2,588	$10,081	$7,510
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Performing loans classified as substandard and special mention
Special mention loans(7)	$314,772	$330,218	$343,547	$355,563	$409,083	$314,772	$409,083
Substandard loans(7)	325,520	351,192	325,727	342,600	357,219	325,520	357,219
Total performing loans classified as substandard and special mention(7)	$640,292	$681,410	$669,274	$698,163	$766,302	$640,292	$766,302
Asset quality ratios
Non-accrual loans to total loans	0.70%	0.60%	0.83%	1.04%	0.97%	0.70%	0.97%
Non-accrual loans to total loans, excluding PPP loans(6)	0.71%	0.61%	0.87%	1.13%	1.02%	0.71%	1.02%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.57%	0.45%	0.72%	0.93%	0.80%	0.57%	0.80%
NPLs to total loans	0.70%	0.60%	0.83%	1.08%	1.00%	0.70%	1.00%
NPLs to total loans, excluding PPP loans(6)	0.71%	0.62%	0.87%	1.16%	1.05%	0.71%	1.05%
NPLs to total loans, excluding PCD and PPP loans(6)	0.57%	0.46%	0.72%	0.97%	0.83%	0.57%	0.83%
NPAs to total loans plus foreclosed assets	0.88%	0.78%	1.01%	1.17%	1.11%	0.88%	1.11%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	0.89%	0.81%	1.06%	1.26%	1.18%	0.89%	1.18%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.76%	0.65%	0.92%	1.07%	0.96%	0.76%	0.96%
NPAs to tangible common equity plus ACL	7.18%	6.52%	8.63%	10.23%	9.27%	7.18%	9.27%
Non-accrual loans to total assets	0.47%	0.40%	0.58%	0.75%	0.68%	0.47%	0.68%
Performing loans classified as substandard and special mention to corporate loans(7)	6.32%	6.62%	6.36%	6.45%	7.26%	6.32%	7.26%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(6)(7)	6.47%	6.88%	6.82%	7.19%	7.84%	6.47%	7.84%
Allowance for credit losses and net charge-off ratios
ACL to total loans(7)	1.43%	1.45%	1.48%	1.60%	1.67%	1.43%	1.67%
ACL to non-accrual loans	205.79%	243.94%	179.32%	153.67%	173.33%	205.79%	173.33%
ACL to NPLs	203.94%	240.41%	178.07%	148.64%	168.15%	203.94%	168.15%
NCOs to average loans(2)	0.06%	0.22%	0.55%	0.26%	0.29%	0.27%	0.36%
NCOs to average loans, excluding PPP loans(2)(6)	0.06%	0.23%	0.59%	0.28%	0.31%	0.29%	0.38%
NCOs to average loans, excluding PCD and PPP loans(2)(6)	0.05%	0.18%	0.47%	0.22%	0.12%	0.23%	0.24%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
(7)Performing loans classified as substandard and special mention excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
EPS
Net income	$48,553	$54,863	$51,121	$45,023	$41,605	$199,560	$107,898
Dividends and accretion on preferred stock	(4,034)	(4,033)	(4,034)	(4,034)	(4,049)	(16,135)	(9,119)
Net income applicable to non- vested restricted shares	(398)	(517)	(521)	(486)	(369)	(1,922)	(984)
Net income applicable to common shares	44,121	50,313	46,566	40,503	37,187	181,503	97,795
Adjustments to net income:
Acquisition and integration related expenses	3,945	2,916	7,773	245	1,860	14,879	13,462
Tax effect of acquisition and integration related expenses	(986)	(729)	(1,943)	(61)	(465)	(3,719)	(3,365)
Optimization costs	—	—	31	1,525	1,493	1,556	19,869
Tax effect of optimization costs	—	—	(8)	(381)	(373)	(389)	(4,967)
Swap termination costs	—	—	—	—	17,567	—	31,852
Tax effect of swap termination costs	—	—	—	—	(4,392)	—	(7,963)
Income tax benefits	—	—	—	—	(3,639)	—	(3,639)
Net securities gains	—	—	—	—	—	—	(13,323)
Tax effect of net securities gains	—	—	—	—	—	—	3,331
Total adjustments to net income, net of tax	2,959	2,187	5,853	1,328	12,051	12,327	35,257
Net income applicable to common shares, adjusted(1)	$47,080	$52,500	$52,419	$41,831	$49,238	$193,830	$133,052
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	112,930	112,898	112,865	113,098	113,174	112,947	112,355
Dilutive effect of common stock equivalents	995	878	775	773	430	834	347
Weighted-average diluted common shares outstanding	113,925	113,776	113,640	113,871	113,604	113,781	112,702
Basic EPS	$0.39	$0.45	$0.41	$0.36	$0.33	$1.61	$0.87
Diluted EPS	$0.39	$0.44	$0.41	$0.36	$0.33	$1.60	$0.87
Diluted EPS, adjusted(1)	$0.41	$0.46	$0.46	$0.37	$0.43	$1.70	$1.18
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.56	$0.56
Dividend payout ratio	35.90%	31.11%	34.15%	38.89%	42.42%	34.78%	64.37%
Dividend payout ratio, adjusted(1)	34.15%	30.43%	30.43%	37.84%	32.56%	32.94%	47.46%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$44,121	$50,313	$46,566	$40,503	$37,187	$181,503	$97,795
Intangibles amortization	2,784	2,793	2,798	2,807	2,807	11,182	11,207
Tax effect of intangibles amortization	(696)	(698)	(700)	(702)	(702)	(2,796)	(2,803)
Net income applicable to common shares, excluding intangibles amortization	46,209	52,408	48,664	42,608	39,292	189,889	106,199
Total adjustments to net income, net of tax(1)	2,959	2,187	5,853	1,328	12,051	12,327	35,257
Net income applicable to common shares, adjusted(1)	$49,168	$54,595	$54,517	$43,936	$51,343	$202,216	$141,456
Average stockholders' common equity	$2,499,651	$2,503,028	$2,456,034	$2,453,253	$2,444,911	$2,478,187	$2,437,011
Less: average intangible assets	(921,937)	(924,743)	(927,522)	(931,322)	(934,347)	(926,351)	(923,741)
Average tangible common equity	$1,577,714	$1,578,285	$1,528,512	$1,521,931	$1,510,564	$1,551,836	$1,513,270
Return on average common equity(2)	7.00%	7.97%	7.60%	6.70%	6.05%	7.32%	4.01%
Return on average common equity, adjusted(1)(2)	7.47%	8.32%	8.56%	6.92%	8.01%	7.82%	5.46%
Return on average tangible common equity(2)	11.62%	13.17%	12.77%	11.35%	10.35%	12.24%	7.02%
Return on average tangible common equity, adjusted(1)(2)	12.36%	13.72%	14.31%	11.71%	13.53%	13.03%	9.36%
Return on Average Assets
Net income	$48,553	$54,863	$51,121	$45,023	$41,605	$199,560	$107,898
Total adjustments to net income, net of tax(1)	2,959	2,187	5,853	1,328	12,051	12,327	35,257
Net income, adjusted(1)	$51,512	$57,050	$56,974	$46,351	$53,656	$211,887	$143,155
Average assets	$22,046,672	$21,899,560	$21,533,209	$20,919,040	$20,882,325	$21,603,531	$20,424,771
Return on average assets(2)	0.87%	0.99%	0.95%	0.87%	0.79%	0.92%	0.53%
Return on average assets, adjusted(1)(2)	0.93%	1.03%	1.06%	0.90%	1.02%	0.98%	0.70%
Noninterest Expense to Average Assets
Noninterest expense	$120,889	$116,054	$121,419	$118,425	$117,971	$476,787	$486,706
Less:
Acquisition and integration related expenses	(3,945)	(2,916)	(7,773)	(245)	(1,860)	(14,879)	(13,462)
Optimization costs	—	—	(31)	(1,525)	(1,493)	(1,556)	(19,869)
Total	$116,944	$113,138	$113,615	$116,655	$114,618	$460,352	$453,375
Average assets	$22,046,672	$21,899,560	$21,533,209	$20,919,040	$20,882,325	$21,603,531	$20,424,771
Less: average PPP loans	(317,553)	(549,380)	(1,035,386)	(1,014,798)	(1,013,511)	(726,876)	(775,883)
Average assets, excluding PPP loans	$21,729,119	$21,350,180	$20,497,823	$19,904,242	$19,868,814	$20,876,655	$19,648,888
Noninterest expense to average assets(2)	2.18%	2.10%	2.26%	2.30%	2.25%	2.21%	2.38%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.14%	2.10%	2.22%	2.38%	2.29%	2.21%	2.31%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Efficiency Ratio Calculation
Noninterest expense	$120,889	$116,054	$121,419	$118,425	$117,971	$476,787	$486,706
Less:
Acquisition and integration related expenses	(3,945)	(2,916)	(7,773)	(245)	(1,860)	(14,879)	(13,462)
Net OREO expense	(442)	4	(160)	(589)	(106)	(1,187)	(1,196)
Optimization costs	—	—	(31)	(1,525)	(1,493)	(1,556)	(19,869)
Total	$116,502	$113,142	$113,455	$116,066	$114,512	$459,165	$452,179
Tax-equivalent net interest income(3)	$139,811	$146,190	$145,241	$142,098	$149,141	$573,340	$584,079
Noninterest income	44,479	45,180	46,270	45,803	27,715	181,732	140,653
Less:
Swap termination costs	—	—	—	—	17,567	—	31,852
Net securities gains	—	—	—	—	—	—	(13,323)
Total	$184,290	$191,370	$191,511	$187,901	$194,423	$755,072	$743,261
Efficiency ratio	63.22%	59.12%	59.24%	61.77%	58.90%	60.81%	60.84%
Pre-Tax, Pre-Provision Earnings
Net Income	$48,553	$54,863	$51,121	$45,023	$41,605	$199,560	$107,898
Income tax expense	16,737	19,459	18,018	17,372	5,743	71,586	27,083
Provision for credit losses	(2,924)	—	—	6,098	10,507	3,174	98,615
Pre-Tax, Pre-Provision Earnings	$62,366	$74,322	$69,139	$68,493	$57,855	$274,320	$233,596
Adjustments to pre-tax, pre- provision earnings:
Acquisition and integration related expenses	$3,945	$2,916	$7,773	$245	$1,860	$14,879	$13,462
Optimization costs	—	—	31	1,525	1,493	1,556	19,869
Swap termination costs	—	—	—	—	17,567	—	31,852
Net securities gains	—	—	—	—	—	—	(13,323)
Total adjustments	3,945	2,916	7,804	1,770	20,920	16,435	51,860
Pre-Tax, Pre-Provision Earnings, adjusted	$66,311	$77,238	$76,943	$70,263	$78,775	$290,755	$285,456

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Tangible Common Equity
Stockholders' equity, common	$2,512,228	$2,492,723	$2,473,648	$2,422,815	$2,459,506
Less: goodwill and other intangible assets	(920,599)	(923,383)	(926,176)	(928,974)	(932,764)
Tangible common equity	1,591,629	1,569,340	1,547,472	1,493,841	1,526,742
Less: AOCI	37,793	25,381	5,941	22,096	(26,379)
Tangible common equity, excluding AOCI	$1,629,422	$1,594,721	$1,553,413	$1,515,937	$1,500,363
Total assets	$21,778,242	$21,778,180	$21,625,424	$21,208,591	$20,838,678
Less: goodwill and other intangible assets	(920,599)	(923,383)	(926,176)	(928,974)	(932,764)
Tangible assets	20,857,643	20,854,797	20,699,248	20,279,617	19,905,914
Less: PPP loans	(230,687)	(384,100)	(705,915)	(1,109,442)	(785,563)
Tangible assets, excluding PPP loans	$20,626,956	$20,470,697	$19,993,333	$19,170,175	$19,120,351
Tangible common equity to tangible assets	7.63%	7.53%	7.48%	7.37%	7.67%
Tangible common equity to tangible assets, excluding PPP loans	7.72%	7.67%	7.74%	7.79%	7.98%
Tangible common equity, excluding AOCI, to tangible assets	7.81%	7.65%	7.50%	7.48%	7.54%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.90%	7.79%	7.77%	7.91%	7.85%
Tangible common equity to risk-weighted assets	10.24%	10.08%	9.92%	9.73%	9.93%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.